As filed with the Securities and Exchange Commission on May 9, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CRH public limited company

(Exact Name of Registrant as Specified in its Charter)

Ireland	98-0366809
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Stonemason’s Way, Rathfarnham, Dublin 16, D16 KH51, Ireland

Tel. No.: +353 1 404 1000

(Address of Principal Executive Offices)

CRH plc Equity Incentive Plan

(Full Title of the Plan)

CT Corporation System

28 Liberty Street

New York, New York 10005, United States

(Name and Address of Agent for Service)

+1 (212) 894 8940

(Telephone Number, Including Area Code, of Agent for Service)

John Horsfield-Bradbury Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Tel. No.: +44 20 7959 8491	Neil Colgan Company Secretary CRH public limited company Stonemason’s Way, Rathfarnham, Dublin 16, D16 KH51, Ireland Tel. No.: +353 1 404 1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Emerging growth company	☐

Non-accelerated filer	☐	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by CRH public limited company (“CRH” or the “Registrant”) for the purpose of registering 15,000,000 ordinary shares of €0.32 of the Registrant (“Ordinary Shares”) for issuance under the CRH plc Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION

10(A) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The document(s) containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b) under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant incorporates herein by reference the following documents filed (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules) by the Registrant with the Securities and Exchange Commission (the “Commission”):

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (File No. 001-32846), filed with the Commission on February 26, 2025 (the “2024 Annual Report”) including the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 28, 2025, incorporated by reference into the 2024 Annual Report;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the Commission on May 5, 2025;

(c)

The Registrant’s Current Reports on Form 8-K, filed with the Commission on February  28, 2025, April  17, 2025, May  5, 2025 and May 9, 2025 (other than the portions of these documents not deemed to be filed);

(d)

All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2024 (other than the portions of these documents not deemed to be filed); and

(e)	The description of the Ordinary Shares contained in Exhibit 4.10 to the 2024 Annual Report, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Part II-1

Item 6. Indemnification of Directors and Officers.

The Registrant’s Memorandum and Articles of Association (the “Articles”) provide that, subject to the provisions of and so far as may be admitted by the Irish Companies Act 2014, as amended (the “Companies Act”), every Director, Managing Director, Chief Executive, Auditor, Secretary or other officer of the Registrant (which shall include an “officer” of the Registrant as such term is defined in the rules of the Commission promulgated under the Exchange Act) of the Registrant shall be entitled to be indemnified by the Registrant against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as an officer or employee of the Registrant and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court.

The Directors shall have power to purchase and maintain for or for the benefit of any persons who are or were at any time Directors or officers of the Registrant, or who are or were at any time trustees of any pension fund in which employees of the Registrant are interested, insurance against any liability incurred by such persons in respect of any act or omission when in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Registrant or any pension fund of the Registrant and shall be entitled to vote (and be counted in the quorum) in respect of any resolution concerning the purchase of such insurance.

Pursuant to the Companies Act, an Irish company may not exempt its directors, company secretary or other officers of the company from, or indemnify such person against, liability in connection with any negligence, default, breach of duty or breach of trust by such person in relation to the company. However, if judgment is given in such person’s favor or such person is acquitted, or an Irish court grants such person relief from liability on the grounds that such person acted honestly and reasonably and that, having regard to all the circumstances of the case, that person ought fairly to be excused for the wrong concerned, the company may indemnify such person against any liability incurred. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors, company secretary or other officers over and above the limitations imposed by the Companies Act will be void, whether contained in its articles or any contract between the company and its director, company secretary or other officer. This restriction does not apply to persons who would not be considered “officers” within the meaning of the Companies Act.

The Registrant as permitted under the Articles and the Companies Act has taken out directors’ and officers’ liability insurance. In order to attract and retain qualified directors and officers, the Registrant maintains customary directors’ and officers’ liability insurance and other types of comparable insurance. One of the Registrant’s subsidiaries has entered into indemnification agreements with each of the Registrant’s directors and certain officers that provide for indemnification to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Part II-2

Item 8. Exhibits.

The exhibits included as part of this Registration Statement are as follows:

Exhibit No.	Description

4.1	Memorandum and Articles of Association of CRH plc (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K filed with the Commission on May 9, 2025).

4.2	CRH plc Equity Incentive Plan, dated May 8, 2025.*

5.1	Opinion of Arthur Cox LLP.*

23.1	Consent of Deloitte Ireland LLP, independent registered public accounting firm.*

23.2	Consent of Arthur Cox LLP, included in the opinion filed as Exhibit 5.1 and incorporated by reference herein.*

24.1	Powers of Attorney (included on signature pages hereof).*

107	Filing Fee Table.*

*	Filed herewith

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Part II-3

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dublin, Ireland on this 9th day of May, 2025.

CRH public limited company

By:	/s/ Jim Mintern
Name:	Jim Mintern
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints Pádraig Ó Ríordáin and Neil Colgan (with full power to each of them to act alone), as his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act, and any rules, regulations and requirements of the Commission in connection with the registration under the Securities Act of the Ordinary Shares and any Blue Sky laws or other securities laws of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the blue sky laws or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her capacity as an attorney-in-fact or in any other capacity with respect to this Registration Statement and any registration statement in respect of the Ordinary Shares that is to be effective upon filing pursuant to Rule 462(b) (collectively, the “Registration Statement”) and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any Blue Sky laws or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the Ordinary Shares, and with respect to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 9th, 2025:

Signature	Title
/s/ Richie Boucher R. Boucher	(Chairman of the Board)

/s/ Jim Mintern J. Mintern	(Chief Executive Officer and Director)

/s/ Alan Connolly A. Connolly	(Interim Chief Financial Officer) (Interim Principal Financial and Accounting Officer)

/s/ Lamar McKay L. McKay	(Non-management Director)

Part II-4

/s/ Caroline Dowling C. Dowling	(Non-management Director)

/s/ Johan Karlström J. Karlström	(Non-management Director)

/s/ Shaun Kelly S. Kelly	(Non-management Director)

/s/ Gillian L. Platt G.L. Platt	(Non-management Director)

/s/ Mary K. Rhinehart M.K. Rhinehart	(Non-management Director)

/s/ Badar Khan B. Khan	(Non-management Director)

/s/ Richard Fearon R. Fearon	(Non-management Director)

/s/ Siobhán Talbot S. Talbot	(Non-management Director)

/s/ Christina Verchere C. Verchere	(Non-management Director)

/s/ John Rothering J. Rothering	(Authorized Representative in the United States)

Part II-5